Exhibit 10.5.5

FIFTH AMENDMENT TO LEASE

     This FIFTH AMENDMENT TO LEASE (this “Agreement”), made as of the 21st day of February, 2014 (the “Effective Date”), by and between CLK-HP 230-240 CROSSWAYS PARK LLC (“CLK-HP-230-240”) and LAKE PARK 230-240 CROSSWAYS PARK LLC (“LP-230-240” and, together with CLK-HP-230-240, as tenants-in-common, “Landlord”), having an address c/o RXR Realty LLC, 625 RXR Plaza, Uniondale, New York 11556, and RESEARCH FRONTIERS INCORPORATED, a Delaware corporation (“Tenant”), having its principal business address at 240 Crossways Park Drive, Woodbury, New York 11797.

RECITALS

     WHEREAS, Industrial & Research Associates Co. (a predecessor-in-interest to Landlord, and hereinafter referred to as “IRACO”), as landlord, and Tenant, as tenant, entered into that certain Agreement of Lease, made the 7th day of November 1986 (the “Original Lease”), pursuant to which Tenant leased from IRACO, as landlord, that certain 5,984 rentable square foot premises (the “Original Premises”) within the building located at 240 Crossways Park Drive, Woodbury, New York (the “Building”);

     WHEREAS, IRACO and Tenant entered into a First Amendment to Lease, made the 26th day of November , 1991 (the “First Amendment”), pursuant to which, among other things, the term of the Original Lease was extended;

     WHEREAS, IRACO and Tenant entered into a Second Amendment to Lease, made the 11th day of March , 1994 (the “Second Amendment”), pursuant to which, among other things, Tenant leased an additional 2,124 rentable square feet of space in the Building (the “2,124 Expansion Premises”);

     WHEREAS, IRACO and Tenant entered into a Third Amendment to Lease, made the 14th day of July, 1998 (the “Third Amendment”), pursuant to which, among other things, the term of the Original Lease was further extended;

     WHEREAS, IRACO and Tenant entered into a Fourth Amendment to Lease, made the 13th day of January , 2004 (the “Fourth Amendment” and, together with the Original Lease, the First Amendment, the Second Amendment and the Third Amendment, sometimes hereinafter collectively referred to as the “Existing Lease”), pursuant to which, among other things, Tenant leased an additional 1,395 rentable square feet of space in the Building (the “1,395 Expansion Premises” and, together with the Original Premises and the 2,124 Expansion Premises, sometimes hereinafter collectively referred to as the “Demised Premises”);

Exhibit 10.5.5

     WHEREAS, Landlord and Tenant desire to amend the Existing Lease so as to, among other things, provide for an extension of the term of the Existing Lease to and including March 31, 2025; all subject to and in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties agree as follows:

ARTICLE I
Definitions

     1.1 The recitals are specifically incorporated into the body of this Agreement and shall be binding upon the parties hereto.

     1.2 Unless expressly set forth to the contrary and except as modified by this Agreement, all capitalized or defined terms shall have the meanings ascribed to them in the Existing Lease.

     1.3 As used herein, the term “Lease” shall be deemed to mean and refer to the Existing Lease, as modified and amended by this Agreement.

ARTICLE II
Lease Modifications

The Existing Lease is and shall be deemed to have been modified and amended as follows:

     2.1 Demised Premises; Proportionate Share. Landlord and Tenant hereby stipulate and agree that the Demised Premises is deemed to consist of 9,503 rentable square feet in the aggregate and that Tenant’s proportionate share (as such term is used throughout the Lease) is deemed to mean 57.63%.

     2.2 Term. Article II of the Original Lease, as previously modified and amended, shall be deemed to have been further modified and amended so as to extend the term of the Existing Lease to and including March 31, 2025. Accordingly, unless otherwise indicated by the context of its usage, each reference in the Existing Lease or this Agreement to the scheduled date for expiration of the term of the Lease shall be deemed to mean and refer to March 31, 2025.

     2.3 Annual Basic Rent.

          (A) Through December 31, 2013, the Annual Basic Rent shall continue to have been payable in equal monthly installments of $11,522.39.

Exhibit 10.5.5

          (B) Effective as of January 1, 2014, Section 3.01 of the Original Lease, as previously modified and amended, shall be deemed to have been further modified and amended so as to provide that, during the period from January 1, 2014 through and including March 31, 2025, the Annual Basic Rent shall be payable in accordance with the following schedule:

During the period from January 1, 2014 through and including January 31, 2014, the Annual Basic Rent shall be payable for said period in a single monthly installment of $13,858.54.

During the period from February 1, 2014 through and including March 31, 2014, the Annual Basic Rent shall be payable for said period in equal monthly installments of $13,558.54.

During the period from April 1, 2014 through and including March 31, 2015, the Annual Basic Rent shall be $162,702.48, payable for said period in equal monthly installments of $13,558.54.

During the period from April 1, 2015 through and including August 31, 2015, the Annual Basic Rent shall be payable for said period in equal monthly installments of $13,974.30.

During the period from September 1, 2015 through and including March 31, 2016, the Annual Basic Rent shall be payable for said period in equal monthly installments of $14,274.30.

During the period from April 1, 2016 through and including March 31, 2017, the Annual Basic Rent shall be $176,430.36, payable for said period in equal monthly installments of $14,702.53.

During the period from April 1, 2017 through and including March 31, 2018, the Annual Basic Rent shall be $181,723.20, payable for said period in equal monthly installments of $15,143.60.

During the period from April 1, 2018 through and including March 31, 2019, the Annual Basic Rent shall be $187,174.92, payable for said period in equal monthly installments of $15,597.91.

During the period from April 1, 2019 through and including March 31, 2020, the Annual Basic Rent shall be $192,790.20, payable for said period in equal monthly installments of $16,065.85.

During the period from April 1, 2020 through and including March 31, 2021, the Annual Basic Rent shall be $198,573.84, payable for said period in equal monthly installments of $16,547.82.

Exhibit 10.5.5

During the period from April 1, 2021 through and including March 31, 2022, the Annual Basic Rent shall be $204,531.12, payable for said period in equal monthly installments of $17,044.26.

During the period from April 1, 2022 through and including March31, 2023, the Annual Basic Rent shall be $210,667.08, payable for said period in equal monthly installments of $17,555.59.

During the period from April 1, 2023 through and including March 31, 2024, the Annual Basic Rent shall be $216,987.00, payable for said period in equal monthly installments of $18,082.25.

During the period from April 1, 2024 through and including March 31, 2025, the Annual Basic Rent shall be $223,496.64, payable for said period in equal monthly installments of $18,624.72.

          (C) Notwithstanding anything to the contrary contained in Section 2.2(B) above, provided the Lease then remains in full force and effect, and further provided that Tenant is not then in default under the Lease (beyond any applicable notice and grace period provided in the Lease for the cure thereof), Tenant shall be entitled to an Annual Basic Rent credit in the aggregate amount of $183,499.58, to be applied in accordance with the following schedule:

               (i) in twelve (12) equal and consecutive monthly installments of $6,929.27, against the monthly installments of Annual Basic Rent due and payable for each of the months of April, 2014 through and including March, 2015;

               (ii) in twelve (12) equal and consecutive monthly installments of $7,137.15 against the monthly installments of Annual Basic Rent due and payable for each of the months of April, 2015 through and including March, 2016; and

               (iii) in two (2) equal and consecutive monthly installments of $7,351.27 against the monthly installments of Annual Basic Rent due and payable for each of the months of April, 2016 through and including May, 2016.

Exhibit 10.5.5

     2.4 Taxes. With respect to all periods from and after January 1, 2014, sections 3.02 through and including 3.06 of the Original Lease (together with all prior modifications made thereto) shall be deemed to have been deleted in the entirety and replaced with the following:

          Section 3.02

          (A) As used in and for the purposes of this Section 3.02, the following definitions shall apply:

               (i) “Taxes” shall be the real estate taxes, assessments, special or otherwise, sewer rents, rates and charges, and any other governmental charges, general, specific, ordinary or extraordinary, foreseen or unforeseen, levied on a calendar year or fiscal year basis against the Real Property (hereinafter defined). If at any time during the term the method of taxation prevailing at the date hereof shall be altered so that there shall be levied, assessed or imposed in lieu of, or as in addition to, or as a substitute for, the whole or any part of the taxes, levies, impositions or charges now levied, assessed or imposed on all or any part of the Real Property (a) a tax, assessment, levy, imposition or charge based upon the rents received by Landlord, whether or not wholly or partially as a capital levy or otherwise, or (b) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed on Landlord, or (c) a license fee measured by the rent payable by Tenant to Landlord, or (d) any other tax, levy, imposition, charge or license fee however described or imposed; then all such taxes, levies, impositions, charges or license fees or any part thereof, so measured or based, shall be deemed to be Taxes.

               (ii) “Base Year Taxes” shall mean (x) with respect to Taxes imposed on a fiscal year basis, the Taxes actually due and payable with respect to the 2014/2015 fiscal tax year, as finally determined, and (y) with respect to Taxes imposed on a calendar year basis, the Taxes actually due and payable with respect to the 2014 calendar year, as finally determined.

               (iii) “Escalation Year” shall mean (x) with respect to Taxes imposed on a fiscal year basis, any fiscal tax year after the 2014/2015 fiscal tax year which shall include any part of the Term, and (y) with respect to Taxes imposed on a calendar year basis, any calendar year after the 2014 calendar year which shall include any part of the term.

               (iv) “Real Property” shall be the land upon which the Building stands and any part or parts thereof utilized for parking, landscaped areas or otherwise used in connection with the Building, and the Building and other improvements appurtenant thereto.

          (B) The Tenant shall pay to Landlord Tenant’s proportionate share of increases in Taxes levied against the Real Property as follows: If the Taxes actually due and payable with respect to the Real Property in any Escalation Year shall be increased above the Base Year Taxes, then the Tenant shall pay to the Landlord, as additional rent for such Escalation Year, a sum equal to Tenant’s proportionate share of said increase (“Tenant’s Tax Payment” or “Tax Payment”).

Exhibit 10.5.5

          (C) Landlord shall render to Tenant a statement containing a computation of Tenant’s Tax Payment (“Landlord’s Statement”). Within fifteen (15) days after the rendition of the Landlord’s Statement, Tenant shall pay to Landlord the amount of Tenant’s Tax Payment. On the first day of each month following the rendition of each Landlord’s Statement, Tenant shall pay to Landlord, on account of Tenant’s next Tax Payment, a sum equal to one-twelfth (1/12th) of Tenant’s last Tax Payment due hereunder, which sum shall be subject to adjustment for subsequent increases in Taxes.

          (D) If during the term Taxes are required to be paid as a tax escrow payment to a mortgagee, then, at Landlord’s option, the installments of Tenant’s Tax Payment shall be correspondingly accelerated so that Tenant’s Tax Payment or any installment thereof shall be due and payable by Tenant to Landlord at least thirty (30) days prior to the date such payment is due to such mortgagee but in no event earlier than upon thirty (30) days’ written notice to Tenant.

          (E) Tenant shall not, without Landlord’s prior written consent, institute or maintain any action, proceeding or application in any court or body or with any governmental authority for the purpose of changing the Taxes. If the Taxes for any tax period upon which Base Year Taxes were calculated (any such tax period being herein referred to as a “Base Year”), and/or for any Escalation Year on account of which Tenant has previously paid the corresponding Tenant’s Tax Payment, are modified by final determination of legal proceedings, settlement or otherwise, then the Tenant’s Tax Payment either for all prior Escalation Years (if any Base Year is affected) or only the affected Escalation Year(s) (if no Base Year is affected) shall be recalculated so as to account for the subject modification; it being acknowledged and agreed that, in so recalculating Tenant’s Tax Payment for any Escalation Year, Landlord shall be entitled to include in the recalculation of Taxes for that Escalation Year an allocable portion of the reasonable legal fees and expenses incurred by Landlord in connection with the subject proceedings and, if applicable, settlement. If, as a result of such recalculation, the revised Tenant’s Tax Payment applicable to a subject Escalation Year is less than the Tenant’s Tax Payment actually theretofore paid by Tenant with respect to that Escalation Year, then Landlord shall pay or credit to Tenant the entire amount of such difference. However, if, as a result of such recalculation, the revised Tenant’s Tax Payment applicable to a subject Escalation Year is greater than the Tenant’s Tax Payment actually theretofore paid by Tenant with respect to that Escalation Year, then Tenant shall pay to Landlord, as additional rent, the entire amount of such difference within thirty (30) days following written demand therefor. In addition, in the event Landlord incurs legal fees and/or expenses in connection with any proceeding(s) and/or negotiations for the reduction of Taxes where, as a result of which, no modification is effected, then Landlord shall be entitled to include in the calculation of Taxes for each Escalation Year with respect to which the subject proceeding(s) or negotiations were conducted an allocable portion of the reasonable legal fees and/or expenses so incurred.

Exhibit 10.5.5

          (F) Landlord’s failure to render a Landlord’s Statement with respect to any Escalation Year shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to any Escalation Year. The obligations of Tenant under the provisions of this Section 3.02 with respect to any additional rent for any Escalation Year shall survive the expiration or any sooner termination of the term of this Lease for a period of one (1) year from the expiration or earlier termination of the Lease.

     2.5 Insurance. With respect to all periods from and after January 1, 2014, Section 7.01(A) of the Original Lease shall be deemed to have been modified and amended so as to increase the minimum Commercial General Liability insurance coverage amount to a combined single limit of $5,000,000 with respect to each occurrence (which limit may be satisfied by Tenant through a combination of a base CGL policy and a follow-form excess or umbrella liability policy or policies).

     2.6 Assignment. Effective as of the Effective Date of this Agreement, the following is hereby inserted as a new Section 8.05 of the Lease:

     Section 8.05 Tenant, without Landlord’s consent (but upon prior written notice to Landlord), may assign or transfer its entire interest in this Lease and the leasehold estate hereby created to an “Affiliate” of Tenant or to a “Successor” to Tenant, as such terms are hereinafter defined, provided that (x) Tenant is not then in monetary default under this Lease (beyond any applicable notice and grace period provided in this lease for the cure thereof); (y) the assignee agrees, in a signed writing in form and substance reasonably acceptable to Landlord, to assume all obligations and liabilities of Tenant under this Lease; and (z) the assignor shall not be released or relieved from or of any liabilities or obligations of Tenant under this Lease, whether relating to actions, omissions or events occurring prior to or after the effective date of the assignment. As used herein, an “Affiliate” of Tenant shall mean any corporation which directly or indirectly controls or is controlled by or is under common control with Tenant. For purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) as used with respect to any corporation, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, or by contract or otherwise. A “Successor” shall mean (1) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving such merger or consolidation, or (2) a corporation acquiring this Lease and the term hereby demised, the goodwill and all or substantially all of the other property and assets of Tenant, its corporate successors or assigns, and assuming all or substantially all of the liabilities of Tenant, its corporate successors and assigns, or (3) any corporate successor to a successor corporation becoming such by either of the methods described in Clauses (1) and (2). The acquisition by Tenant, its corporate successors or assigns, of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed to be a merger of such corporation into Tenant for the purpose of this provision. As used in this provision, the words “corporation”, “corporate” and similar words shall include other business forms such as limited liability companies, and the words “voting stock” and “voting securities” shall include other forms of ownership such as limited liability company membership interests.

Exhibit 10.5.5

     2.7 Maintenance. With respect to all periods from and after the Effective Date of this Agreement, Section 23.01 of the Original Lease (as same may have been previously modified and amended) shall be deemed to have been modified and amended so as to: (i) delete the current text in the entirety, save only for the first sentence of said Section 23.01, and (ii) add an obligation of Landlord to provide Landlord’s standard cleaning services (as more particularly described in Schedule “B” to this Agreement) to the office area portions of the Demised Premises only, together with an obligation of Landlord to empty the wastepaper baskets of paper waste in the R&D portions of the Demised Premises. Notwithstanding the foregoing, Tenant shall (a) at all times throughout the balance of the Term, continue to be responsible for the removal from the Demised Premises (and the real property of which same forms a part) of all non-office waste generated at or from the Demised Premises and (b) through August 31, 2015, continue to be responsible for the provision, servicing and emptying of its own exterior trash (standard office waste) dumpster and exterior recycling bin at the Building.

     2.8 Alterations.

          (A) Effective as of the Effective Date of this Agreement, Article XXV of the Original Lease shall be deemed to have been modified and amended as follows: (i) Landlord may, in its sole and absolute discretion, condition or withhold its consent to any alteration proposed by Tenant if and to the extent such alteration is structural in nature, would adversely effect the proper functioning of any Building system and/or would extend beyond the boundaries of the Demised Premises or otherwise be readily visible from outside the Demised Premises; (ii) Landlord shall have the right and option to require Tenant to engage Landlord’s designated general contractor for performance of any alterations in or about the Demised Premises, provided the fees of Landlord’s designated contractor shall be reasonably competitive, given the then current Nassau County commercial construction market; and (iii) should Landlord permit Tenant to engage a general contractor other than Landlord’s designated general contractor for performance of any alteration in or about the Demised Premises, then Landlord shall be entitled to payment by Tenant of a construction inspection fee in an amount equal to five (5%) percent of the total cost of the subject alteration (it being acknowledged and agreed by the parties that, in receiving such fee, Landlord assumes no responsibility for the quality or manner [including, without limitation, the means, methods and/or techniques] in which such work is or has been performed.

Exhibit 10.5.5

          (B) Subject to Landlord’s review and approval of the timing thereof and formal plans and specifications to be prepared and submitted by Tenant therefor, Landlord shall permit Tenant to cause licensed, reputable and insured contractors engaged by Tenant to perform the following work at the Building (collectively, the “Pre-Approved Alterations”): (i) replace the exterior windows and doors of the Demised Premises with exterior windows and doors featuring Tenant’s SPD light control technology and (ii) install solar panels on the roof of the Building, together with the protective matting necessary to preserve Landlord’s roof warranty; provided that (a) the Pre-Approved Alterations shall be performed at no cost or expense to Landlord; (b) the Pre-Approved Alterations shall be performed subject to and in accordance with all terms, conditions, requirements and restrictions of the Lease governing alterations by or on behalf of Tenant; (c) following the installation thereof, Tenant shall be responsible for the maintenance, repair and testing of the Pre-Approved Alterations throughout the Term; (d) unless otherwise hereafter specifically directed by Landlord in a written notice delivered to Tenant, Tenant shall be required to remove the Pre-Approved Alterations, and restore the affected areas to good condition (including the installation of new, Building-standard exterior windows), by the expiration or sooner termination of the Lease; and (e) the indemnification obligations of Tenant under the Lease shall specifically extend to the performance of the Pre-Approved Alterations and all activities and events related to the maintenance, repair, testing and removal of the Pre-Approved Alterations throughout the balance of the Term of the Lease. Supplementing the provisions of Section 2.8(B)(ii)(d) above, if so requested in writing by Tenant at the time of Tenant’s submission to Landlord of plans and specifications for the Pre-Approved Alterations, Landlord will advise Tenant, in a written notice delivered prior to the commencement of Tenant’s performance of the Pre-Approved Alterations, as to whether or not Tenant shall indeed be required to remove the Pre-Approved Alterations, and restore the affected areas to good condition (including the installation of new, Building-standard exterior windows), by the expiration or sooner termination of the Lease.

     2.9 Holding Over. Effective as of the Effective Date of this Agreement, the second sentence of Section 32.01 shall be replaced with the following: If the Tenant retains possession of the Demised Premises or any part thereof after the termination of the term, then (i) Tenant shall pay Landlord as use and occupancy for use of the Demised Premises, as applicable (x) for each of the first and second months (or any portion thereof) of the holdover, an amount equal to 150% of the amount of the unabated monthly installment of Annual Basic Rent that was payable by Tenant for the last full month prior to the date of expiration or termination of this lease and (y) for the third and each subsequent month (or any portion thereof) of the holdover, an amount equal to 200% of the amount of the unabated monthly installment of Annual Basic Rent that was payable by Tenant for the last full month prior to the date of expiration or termination of this lease; and (ii) in all events, Tenant shall otherwise observe, fulfill and perform all of its obligations under this Lease, including but not limited to, those pertaining to the payment of additional rent, in accordance with its terms; and (iii) only if the subject holdover extends beyond sixty (60) days, be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant in order to induce such tenant not to terminate an executed lease covering all or any portion of the Demised Premises by reason of the holdover by Tenant

Exhibit 10.5.5

     2.10 Security Deposit. Landlord and Tenant hereby stipulate and agree that Landlord is currently holding a $16,755.18 security deposit under the Lease. Effective as of the Effective Date of this Agreement, the amount of the security deposit required of Tenant under the Lease shall be deemed to have been increased to $27,717.08. Accordingly, upon the execution and delivery of this Agreement by Tenant, Tenant shall pay to Landlord the entire $10,961.90 amount by which the new security deposit requirement exceeds the amount of the security deposit currently being held by Landlord under the Lease. In addition, the last sentence of Section 33.01 of the Original Lease shall be deemed to have been deleted ab initio.

     2.11 Mutual Indemnity. Effective as of the Effective Date of this Agreement, the following is hereby inserted as a new Article XXXVIII of the Lease:

ARTICLE XXXVIII MUTUAL INDEMNITY

     Section 38.1 Tenant shall, to the extent not caused by the negligence or willful misconduct of Landlord or its contractors or agents or employees, indemnify, defend and hold harmless Landlord and Landlord’s Others In Interest (hereinafter defined), if any, from and against (a) all claims arising from any negligence or willful misconduct of Tenant, its contractors, agents or employees, and (b) all claims arising from any accident, injury or damage to any person or property in the Demised Premises during the term or when Tenant is in possession and control of the Demised Premises. As used herein, the term “Landlord’s Others In Interest” shall mean Landlord’s managing agent, Landlord’s property manager, Landlord’s asset manager and the holder of any mortgage on the Building or real property. Tenant’s obligations under this Section 38.1 shall survive the expiration or earlier termination of the Term of this lease.

     Section 38.2 Landlord shall, to the extent not caused by the negligence or willful misconduct of Tenant or its contractors or agents, indemnify, defend and hold harmless Tenant, if any, from and against (a) all claims arising from any negligence or willful misconduct of Landlord, its contractors, agents and/or employees, and (b) all claims arising from the negligence or willful misconduct with respect to any accident, injury or damage to any person or property in the common areas of the real property and/or Building during the Term or when Tenant is in possession of the Demised Premises. Landlord’s obligations under this Section 38.2 shall survive the expiration or earlier termination of the Term of this lease.

Exhibit 10.5.5

     Section 38.3 The agreements to indemnify, defend and hold harmless contained in this Article XXXVIII hereof are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to this lease to the extent that such policies cover the results of such acts or omissions.

     2.12 Renewal Option. Effective as of the Effective Date of this Agreement, the following is hereby inserted as a new Article XXXIX of the Lease:

ARTICLE XXXIX – RENEWAL OPTION

     Section 39.01 Provided Tenant is not then in default under this Lease (beyond any applicable notice and grace period provided in the Lease for the cure thereof), Tenant shall have the option to renew this lease for one (1) additional five (5) year period (the “Renewal Term”), commencing on April 1, 2025 and ending on March 31, 2030, upon the following terms and conditions:

          (a) Tenant shall give notice to Landlord, in writing, no later than June 30, 2024 (time being of the essence), that such option is being exercised. The parties agree to then negotiate the Annual Basic Rent for the Renewal Term (the “Minimum Annual Renewal Rent”). The Minimum Annual Renewal Rent is intended to be calculated using the then current fair market annual rental rate per square foot per year for the Demised Premises as of April 1, 2025, taking into account all relevant factors. Upon timely and proper delivery of the written notice of exercise of this renewal option by Tenant, this Lease shall be renewed for the Renewal Term on the then current terms, covenants and conditions of this Lease (excluding any leasing incentives), except that (i) the Minimum Annual Renewal Rent shall be fixed in accordance with the provisions of this Section 39.01, (ii) the Demised Premises shall be delivered in its “as is” condition as of the first day of the Renewal Term and (iii) there shall be no further option to renew.

          (b) If Landlord and Tenant have not mutually agreed upon the Minimum Annual Renewal Rent by October 1, 2024, they shall each select one real estate appraiser, each of whom shall conduct a real estate appraisal and furnish a report to indicate their opinion of the fair market rental of the Demised Premises.

Exhibit 10.5.5

          (c) If, after a review of the appraisal reports prepared and  submitted in accordance with Section 39.01(b), above, Landlord and Tenant have not agreed on the Minimum Annual Renewal Rent by November 15, 2024, then the matter shall immediately be submitted to arbitration before the American Arbitration Association (“AAA”), and shall be determined by a single arbitrator in accordance with the provisions of this Lease and the then applicable local rules of the AAA at the AAA located nearest the Building. The arbitrator shall, in determining the Minimum Annual Renewal Rent, take into consideration the then existing current fair market rental value of similar premises in the vicinity and all other relevant factors. The arbitrator shall then, on an expedited basis, choose one of the determinations of the two appraisers originally selected by the parties. The parties agree that the decision and determination to be made by the arbitrator with respect to the Minimum Annual Renewal Rent shall be final and binding upon Landlord and Tenant.

          (d) Notwithstanding anything to the contrary contained in this Section 39.01, in no event shall the Minimum Annual Renewal Rent be calculated at a rate less than the unabated minimum annual rental rate applicable under this Lease to the twelve full calendar months immediately preceding the Renewal Term.

          (e) Landlord and Tenant shall each separately pay their respective designated appraisers. The expenses, fees and charges in connection with the arbitration process set forth in clause (c), above, shall be borne equally between Landlord and Tenant.

          (f) Upon agreement as to the Minimum Annual Renewal Rent by the parties hereto or upon the Minimum Annual Renewal Rent being fixed by the arbitrator, as the case may be, the parties hereto shall enter into a supplementary agreement extending the term of this Lease as hereinabove provided. In the event of no agreement between the parties or no decision by arbitration prior to April 1, 2025, Tenant shall pay an interim fixed rental at the minimum annual rental rate last in effect until the arbitration shall have been completed, after which Landlord and Tenant shall make appropriate adjustment of such interim rent, such adjustment to be as of the commencement date of the Renewal Term. Time is of the essence with respect to all dates and time periods referenced in this Section 39.01.

     Section 39.02 This option to renew shall be personal to Research Frontiers Incorporated (including any Affiliate of, or Successor to [as such terms are defined in Section 8.05 of the Lease], Research Frontiers Incorporated to which this Lease is assigned) and shall not be otherwise transferrable by operation of law or otherwise.

Exhibit 10.5.5

     2.13 Right of First Offer. Effective as of the Effective Date of this Agreement, the following is hereby inserted as a new Article XL of the Lease:

ARTICLE XL RIGHT OF FIRST OFFER

     Section 40.01 At any time where there then remains not less than two (2) years on the term of this Lease where any space, located immediately adjacent and contiguous to the Demised Premises, is or becomes vacant and available for lease (any such space being hereinafter referred to as “Offer Premises”), Tenant shall have a right of offer to lease the entire subject Offer Premises. Landlord shall provide Tenant with written notice (“Landlord’s Offer Notice”) of the availability or anticipated (within twelve months) availability of any such Offer Premises; provided, however, that Landlord shall not be liable to Tenant for any costs, expenses, damages or liabilities that are or may be incurred by Tenant by reason of Landlord’s unintentional failure to so notify Tenant, unless Tenant had expressed to Landlord, in a signed written notice, during the preceding twelve (12) months, a general intention and desire to expand its Demised Premises at the Building. In any event, Tenant shall exercise such right of offer, if at all, in strict accordance with the following terms and conditions:

          (i) At the time Tenant intends to exercise its right of offer hereunder, and as of the effective date of Tenant’s leasing of the subject Offer Premises, Tenant shall be occupying substantially all of the Demised Premises and no event of default shall have occurred and be continuing under this Lease beyond any applicable notice and grace period provided in the Lease for the cure thereof;

          (ii) Tenant shall give written notice to Landlord (“Tenant’s Offer Notice”), expressing unequivocally the fact the Tenant has exercised its right of offer to lease the subject Offer Premises; it being acknowledged and agreed that any written communication purporting to serve as Tenant’s Offer Notice, but containing language of equivocation, shall be deemed a counteroffer by Tenant and shall constitute the election by Tenant not to exercise its right of offer with respect to the subject Offer Premises. If Landlord does deliver a Landlord’s Offer Notice, then such Tenant’s Offer Notice must be delivered, if at all, within twelve (12) business days following such delivery of Landlord’s Offer Notice;

          (iii) The Annual Basic Rent for the Offer Premises shall be equal to the then current fair market rental value for the subject Offer Premises (the “Offer Rent”), taking into consideration all relevant factors. In the event Landlord and Tenant have not mutually agreed upon the Offer Rent within fifteen (15) days following delivery of the Tenant’s Offer Notice, then the matter shall immediately be submitted to arbitration before the AAA, and shall be determined in accordance with the guidelines included herein by a single arbitrator in accordance with the provisions of this Lease and the then applicable local rues of the AAA at the AAA located nearest the Building. The arbitrator shall, in determining the Offer Rent, take into consideration the then existing current fair market rental value of similar premises in the vicinity and all other relevant factors. The arbitrator shall then, on an expedited basis, choose one of the determinations of the two appraisers originally selected by the parties. The parties agree that the decision and determination to be made by the arbitrator with respect to the Offer Rent shall be final and binding upon Landlord and Tenant

Exhibit 10.5.5

          (iv) Landlord and Tenant shall each separately pay their respective designated appraisers. The expenses, fees and charges in connection with the arbitration process set forth in clause (iii), above, shall be borne equally between Landlord and Tenant.

          (v) Unless otherwise mutually agreed by the parties (and reflected in the Offer Rent), Tenant shall accept the subject Accepted Offer Premises in its then “as is” condition, and Landlord shall not be required to perform any work to or make any installations in the subject Accepted Offer Premises in order to prepare same for occupancy by Tenant. If the Offer Premises is not then directly metered for gas and electricity service, then Landlord shall cause same to be directly metered or, if not practicable, submetered (with Tenant to make consumption payments to Landlord based upon such submeter readings), in either case at Tenant’s sole cost and expense;

          (v) If Tenant timely delivers the Tenant’s Offer Notice, then the subject Offer Premises shall be incorporated into the Demised Premises under all of the terms of this Lease, except as otherwise set forth in clauses (iii) and (v) above and except for other changes made necessary by reason of the increased size of the Demised Premises (e.g., Tenant’s proportionate share).

          (vi) If Tenant timely delivers the Tenant’s Offer Notice, then Landlord shall lease to Tenant and Tenant shall lease from Landlord the subject Offer Premises; subject to the following provisions of this Article. If requested by either party, however, then Landlord and Tenant shall enter into an amendment of this Lease (the “Offer Agreement”), which shall reflect the necessary modifications set forth in clauses (i) through (v) above.

     Section 40.02 In the event Tenant fails to execute the Offer Agreement within twenty (20) days of presentment thereof by Landlord, Tenant’s right of offer will be automatically voidable at the election of Landlord and, if so voided, will be deemed to have lapsed and Landlord shall be free to lease the Offer Premises or any portion thereof to any third party upon any terms.

Exhibit 10.5.5

     Section 40.03 If and when so requested by Tenant, from time to time throughout the Term of this Lease, Landlord shall advise Tenant of any Offer Premises that is then vacant and available for lease or that Landlord reasonably anticipates will be becoming vacant and available for lease within a reasonable period thereafter.

     Section 40.06 Time is of the essence with respect to all dates and time periods referenced in this Article. This right of offer is (i) personal to Research Frontiers Incorporated (including any Affiliate of, or Successor to [as such terms are defined in Section 8.05 of the Lease], Research Frontiers Incorporated to which this Lease is assigned) and shall not be otherwise transferable by operation by law or otherwise, and (ii) subject and subordinate to the rights of existing tenants.

     2.14 Cancellation Option. Effective as of the Effective Date of this Agreement, the following is hereby inserted as a new Article XLI of the Lease:

ARTICLE XLI CANCELLATION OPTION

     Section 41.01 Provided Tenant is not then in default under this Lease (beyond any applicable notice and grace period provided in the Lease for the cure thereof), Tenant shall have the one time right and option (this “Cancellation Option”) to cancel this lease effective as of September 30, 2021 (the “Cancellation Date”). Tenant shall exercise this Cancellation Option, if at all, by written notice (the “Cancellation Notice”) delivered to Landlord no later than December 31, 2020 (the “Cancellation Option Election Deadline”), accompanied by payment (in immediately available funds) of a cancellation fee (the “Cancellation Fee”) in the amount of the Cancellation Fee Amount (hereinafter defined).

     Section 41.02 As used herein, the term “Cancellation Fee Amount” shall mean the sum of $265,172.50.

     Section 41.03 Upon satisfaction by Tenant of each of the above conditions, and upon the Demised Premises having been surrendered to Landlord and vacated by Tenant on or before the Cancellation Date as if that date were the Expiration Date under this Lease, this Lease shall be deemed canceled and terminated as of the Cancellation Date. Time is of the essence with respect to all dates and time periods referenced in this Article. In the event that Tenant does not deliver the Cancellation Notice with the Cancellation Fee payment by the Cancellation Option Election Deadline, then this Cancellation Option shall be deemed to have lapsed and been rendered of no further force or effect whatsoever. If Tenant does timely and properly exercise this Cancellation Option, but thereafter fails to fully vacate and surrender the Demised Premises by the Cancellation Date, then, at Landlord’s option, Tenant shall either be deemed to (i) have revoked and rescinded its exercise of this Cancellation Option, in which event the Cancellation Fee shall be returned to Tenant, or (ii) be holding over in the Demised Premises beyond the expiration of the Term, without the acquiescence of Landlord, subject to the applicable terms and conditions of this Lease. In addition, Tenant acknowledges and agrees that (a) following exercise of this Cancellation Option by Tenant, Tenant may not revoke such cancellation without the prior written consent of Landlord (which may be granted or withheld in Landlord’s sole discretion); (b) this Cancellation Option, and the ability of Tenant to exercise same, shall be rendered null and void upon Tenant leasing any additional space in the Building, whether pursuant to the exercise of a right or option under this Lease, through negotiation or otherwise; and (c) the delivery of the Cancellation Notice shall render null and void the ability of Tenant to exercise any right or option, if any, of Tenant to lease additional space in the Building.

Exhibit 10.5.5

     2.15 Notices to Landlord. Notwithstanding anything to the contrary contained in the Existing Lease, effective immediately, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under the Lease to Landlord shall be in writing and shall be addressed as follows:

CLK-HP 230-240 Crossways Park LLC and
     Lake Park 230-240 Crossways Park LLC
c/o RXR Realty LLC
625 RXR Plaza
Uniondale, New York 11556
Attn: Managing Director

with a copy sent simultaneously to:

RXR Realty LLC
625 RXR Plaza
Uniondale, New York 11556
Attn: Legal Department,

or to such other or additional address(es) as Landlord may designate as its new address(es) for such purpose by notice given in accordance with the provisions of the Lease.

     2.16 Condition of Demised Premises.

          (A) Tenant hereby acknowledges and agrees that Landlord has performed all work and made all installations required of Landlord under the Existing Lease, that Tenant is accepting the Demised Premises in its current “as is” condition, and that, except as otherwise expressly set forth in Section 2.16(B) of this Agreement, and that Landlord shall not be required to perform any work, make any installations or incur any expense in or to the Demised Premises in order to prepare same for continued occupancy by Tenant.

Exhibit 10.5.5

          (B)     (i) Notwithstanding anything to the contrary contained in Section 2.16(A) of this Agreement, Landlord, at its expense (except as otherwise provided in Section 2.16(B)(ii), below, except as pursuant to any extra work orders or change orders authorized by Tenant and except as may be otherwise noted on Exhibit “1” annexed hereto or on the final construction drawings prepared in connection with the Extension Work), shall cause its designated contractor (the “Contractor”) to perform and make certain work and certain installations in and to the Demised Premises in order to prepare same for continued occupancy by Tenant and in and to certain portions of the common areas of the Building; such work and installations to be performed in accordance with final construction drawings to be developed by Landlord or the Contractor on the basis of the specifications shown and described, and subject to the terms and conditions set forth, in and on the Concept Plan that has been annexed hereto as Exhibit “1” (such work and installations sometimes herein referred to as the “Extension Work”). The parties acknowledge and agree that the Exhibit “1” Concept Plan shall be deemed to have been supplemented and clarified by the set of General Notes that has been annexed hereto as an Exhibit “1-A” to this Agreement. In the event that there is a conflict or inconsistency between the provisions of this Agreement (including the Exhibit annexed hereto) and the work set forth on the final construction drawings to be prepared by Landlord or the Contractor for the Extension Work and approved by Landlord and Tenant after the date hereof, such final construction drawings shall be controlling. Tenant shall be responsible for moving and relocating all personnel and all furniture, equipment and other items of personal property in and about the Demised Premises in order to accommodate performance of the Extension Work, including, without limitation, all necessary disconnection, moving and re-connection of computer, data and telecommunications wiring and equipment in order to accommodate performance of the Extension Work. Tenant acknowledges and agrees that the Extension Work may be performed generally during a period while Tenant remains in use and occupancy of the Demised Premises, and that Landlord shall not be liable for any inconvenience to Tenant or for interference with Tenant’s business or use of the Demised Premises or any portion thereof during the performance of the Extension Work, although Landlord shall use its reasonable efforts to have the Contractor cooperate with Tenant to avoid unreasonably disrupting the conduct of Tenant’s business in the Demised Premises (provided, however, that such efforts shall not be construed as to require any aspect of the Extension Work to be performed on an overtime basis, unless Tenant specifically requests same and agrees to reimburse Landlord for the incremental cost increase associated with the performance of the subject work item on an overtime basis [as compared to performance thereof on a straight-time basis]).

Exhibit 10.5.5

                    (ii) In order to defray the anticipated costs to Landlord associated with certain upgraded finishes that have been selected by Tenant in connection with the Extension Work, Tenant shall pay to Landlord or Landlord’s designee the sum of $83,178.00 (the “Tenant’s EW Contribution”). The Tenant’s EW Contribution shall be payable in the following two (2) installments: (i) $41,589.00 upon execution and delivery of this Agreement by Tenant, and (ii) $41,589.00 within ten (10) days following the issuance of an invoice therefor by Landlord or Landlord’s designated contractor (which invoice may not be issued prior to the date on which the Extension Work has been progressed to the point where the only work items that then remain to be completed are punch-list items [i.e., minor or insubstantial items of cosmetic or mechanic adjustment, the incompletion of which would not have a material adverse impact upon the ability of Tenant to continue to use the Demised Premises for the conduct of its business]).

                    (iii) Also notwithstanding anything to the contrary contained in Section 2.16(A) of this Agreement, Landlord, at its expense (except as pursuant to any extra work orders or change orders authorized by Tenant and except as may be otherwise noted on Exhibit “2” annexed hereto or on the final construction drawings, if any, prepared in connection with the Building Work), shall cause the Contractor to perform and make certain work and certain installations in and to the Building in order to prepare same for continued occupancy by Tenant; such work and installations to be performed in accordance with final construction drawings to be developed by Landlord or the Contractor on the basis of the specifications described, and subject to the terms and conditions set forth, in the Building Work description that has been annexed hereto as Exhibit “2” (such work and installations sometimes herein referred to as the “Building Work”). In the event that there is a conflict or inconsistency between the provisions of this Agreement (including the Exhibits annexed hereto) and the work set forth on the final construction drawings, if any, to be prepared by Landlord or the Contractor for the Building Work and approved by Landlord and Tenant after the date hereof, such final construction drawings shall be controlling. Tenant acknowledges and agrees that the Building Work may be performed generally during a period while Tenant remains in use and occupancy of the Demised Premises, and that Landlord shall not be liable for any inconvenience to Tenant or for interference with Tenant’s business or use of the Demised Premises or any portion thereof during the performance of the Building Work, although Landlord shall use its reasonable efforts to have the Contractor cooperate with Tenant to avoid unreasonably disrupting the conduct of Tenant’s business in the Demised Premises (provided, however, that such efforts shall not be construed as to require any aspect of the Building Work to be performed on an overtime basis, except as otherwise expressly provided herein or unless Tenant specifically requests same and agrees to reimburse Landlord for the incremental cost increase associated with the performance of the subject work item on an overtime basis [as compared to performance thereof on a straight-time basis]).

Exhibit 10.5.5

          (C) Landlord and Tenant have incorporated into this Agreement, as a Schedule “A” hereto, an estimated project schedule (the “Project Schedule”) for performance and completion of the individual aspects of the Extension Work and the Building Work (each such individual aspect being sometimes hereinafter generically referred to as a “Landlord Work Item”). Notwithstanding anything to the contrary contained herein, if Landlord has not achieved substantial completion of a subject Landlord Work Item by the date that is one (1) month following the estimated completion date set forth with respect to that Landlord Work Item on the Project Schedule, and provided that such delay is not attributable to circumstances outside of the reasonable control of Landlord, then (i) if so requested by Tenant in writing, Landlord shall incur overtime expenses to finalize the subject Landlord Work item and, in addition (ii) at Tenant’s option, Tenant may deliver to Landlord written notice (the “Applicable Self Help Notice”) of its intent to exercise its Applicable Self Help Remedy (as defined below). If Tenant delivers the Applicable Self-Help Notice and Landlord has still not achieved substantial completion subject Landlord Work Item by the thirtieth (30th) day following effective delivery of the Applicable Self Help Notice, then Tenant may deliver to Landlord written demand to cease performance of the subject Landlord Work Item, together with Tenant’s written election to undertake the Applicable Self Help Remedy. The “Applicable Self Help Remedy” shall be the empowerment of Tenant to engage its own licensed, insured and reputable contractors and subcontractors for the purpose of completing the subject Landlord Work Item, under the direction of Tenant and subject to and in accordance with all terms, conditions, requirements and restrictions of the Lease governing alterations by or on behalf of Tenant. However, Tenant acknowledges and agrees that, with respect to any subject Landlord Work Item that would affect, touch or concern the Building structure or any Building system, Tenant shall only engage a contractor(s) or subcontractor(s) approved by Landlord for the performance of the subject work, provided the fees of such contractor(s) or subcontractor(s), as applicable, shall be reasonably competitive, given the then current Nassau County commercial construction market. In exercising the Applicable Self Help Remedy, Tenant shall be required to engage a licensed architect for the purpose of performing an independent review and approval of the construction drawings for the subject Landlord Work Item. If Tenant exercises the Applicable Self Help Remedy, then upon Tenant having achieved substantial completion of the subject Landlord Work Item, and the transfer to Landlord of all customary warranties relating to the subject Landlord Work Item, Landlord shall pay to Tenant the entire positive difference (if any) between the aggregate amount of reasonable out-of-pocket expenses actually incurred by Tenant directly in connection with performance of the subject Landlord Work Item and the aggregate amount of such expenses that would have been incurred by Tenant (if any) but for the exercise of the Applicable Self Help Remedy by Tenant. Also if Tenant exercises the Self Help Remedy, Tenant shall cause its contractors and subcontractors to use commercially reasonable efforts to minimize any interference with the operation of any other tenant’s business at the Building.

     2.17 Notice of Intent to Sell. If, at any time during the Term of the Lease, Landlord desires to sell, transfer or convey its fee simple ownership interest in the Building or the real property of which the Building forms a part to an unaffiliated third party (other than in connection with (i) a multi-property sale, transfer or conveyance by and among Landlord and its affiliate(s) and (ii) a transfer or conveyance to an industrial development agency or other governmental or quasi-governmental entity), Landlord shall use good faith efforts to endeavor to provide Tenant with written notice of such desire prior to consummating the subject third party sale, transfer or conveyance; provided, however, that Landlord shall not be liable to Tenant for any costs, expenses, damages or liabilities that are or may be incurred by Tenant by reason of any failure by Landlord to so notify Tenant.

Exhibit 10.5.5

ARTICLE III
Broker

     3.1 Each of Landlord and Tenant represents to the other that this Agreement was brought about by Newmark Grubb Knight Frank (the “Broker”), as broker, and that all negotiations with respect to this Agreement were conducted exclusively among Landlord, Tenant and the Broker. Each of Landlord and Tenant covenants that if any claim is made for commissions by any broker (other than the Broker) in connection with this Agreement on account of the actions of a covenanting party, then that covenanting party will hold the other party free and harmless from any and all liabilities and expenses in connection therewith, including such other party’s reasonable attorney’s fees.

ARTICLE IV
Ratification

     4.1 Each of Landlord and Tenant represents and warrants that, to its knowledge, the Existing Lease is presently in full force and effect.

     4.2 The parties hereby ratify and confirm all of the terms, covenants and conditions of the Existing Lease, except to the extent that those terms, covenants and conditions are amended, modified or varied by this Agreement. If there is a conflict between the provisions of the Existing Lease and the provisions of this Agreement, then the provisions of this Agreement shall control.

     4.3 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and/or assigns.

     4.4 Promptly following the full execution and delivery of this Agreement, Landlord and Tenant shall reconcile (in the form of a payment or credit by Landlord for the benefit of Tenant) the net amount of any overpayment of Annual Basic Rent and Additional Rent made by Tenant with respect to the period commencing January 1, 2014 and ending as of the last day of the calendar month in which the Effective Date of this Agreement occurs, after giving effect to the retroactive nature of the Existing Lease modifications made pursuant to this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit 10.5.5

     IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to Lease as of the day and year first above written.

CLK-HP 230-240 CROSSWAYS PARK DRIVE LLC

By:
Name:
Title:	Authorized Person

LAKE PARK 230-240 CROSSWAYS PARK DRIVE LLC

By:
Name:
Title:	Authorized Person

RESEARCH FRONTIERS INCORPORATED

By:
Name:	Seth L. Van Voorhees
Title:	Chief Financial Officer